Exhibit 99.1

Contact:

Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Reports Results for the Second Quarter and First Six Months of Fiscal Year 2011

DETROIT, October 29, 2010 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) generated net sales of $97.8 million and $227.8 million during the second quarter ended September 30, 2010 and first six months of the Company’s current fiscal year (“Fiscal 2011”) ended September 30, 2010, respectively, as compared to $78.4 million and $126.4 million, respectively, for the corresponding periods of the previous fiscal year (“Fiscal 2010”) ended September 30, 2009. During the second quarter and first six months of Fiscal 2011, sales of Caraco-owned products were $8.1 million and $11.0 million, respectively, as compared to $2.5 million and $15.6 million, respectively, during the corresponding periods of Fiscal 2010. The sales of distributed products during the second quarter and first six months of Fiscal 2011 were $89.7 million and $216.8 million, respectively, as compared to $75.9 million and $110.9 million, respectively, during the corresponding periods of Fiscal 2010. Caraco earned a gross profit of $9.5 million and $19.0 million during the second quarter and first six months of Fiscal 2011, respectively, as compared to incurring a gross loss of $4.1 million and $7.7 million, respectively, during the corresponding periods of Fiscal 2010. Caraco incurred pre-tax losses of $2.3 million and $0.4 million, respectively, during the second quarter and first six months of Fiscal 2011, as compared to earning pre-tax income of $10.6 and incurring a pre-tax loss of $3.9 million during the respective periods of Fiscal 2010. Pre-tax income in the second quarter of Fiscal 2011 was lower mainly due to non-recurring income earned during the second quarter of Fiscal 2010, in the amount of $20.0 million, as part of an asset purchase agreement arising out of a settlement agreement entered into by the Company, partially offset by the $7.5 million reserve for seized inventory established during the second quarter of Fiscal 2010. Pre-tax loss in the first six months of Fiscal 2011 was offset primarily by increased sales of certain distributed products. The sales of such products at these levels are not expected to continue in future periods. The Company recorded an income tax benefit of $0.8 million and $0.1 million, respectively, for the second quarter and first six months of Fiscal 2011, as compared to recording income tax expense of $3.9 million in the second quarter of Fiscal 2010 and providing for an income tax benefit of $1.1 million during the first six months of Fiscal 2010. Caraco incurred net losses of $1.5 million and $0.3 million, respectively, during the second quarter and first six months of Fiscal 2011, as compared to earning net income of $6.7 million and incurring a net loss of $2.8 million during the corresponding periods of Fiscal 2010. Caraco generated cash from operations in the amount of $1.9 million during the first six months of Fiscal 2011, as compared to generating cash from operations in the amount of $20.3 million during the corresponding period of Fiscal 2010.

Selling, general and administrative (“SG&A”) expenses during the second quarter and first six months of Fiscal 2011 were $8.0 million and $13.8 million, respectively, as compared to $6.8 million and $10.5 million, respectively, during the corresponding periods of Fiscal 2010, representing increases of 17% and 32%, respectively. SG&A expenses were higher during Fiscal 2011 due to cGMP expert consultation fees and royalties related to certain Caraco-owned products. SG&A expenses, as a percentage of net sales, decreased to 8% and 6%, respectively, for the second quarter and first six months of Fiscal 2011, as compared to 9% and 8%, respectively, for the corresponding periods of Fiscal 2010. The lower percentage of SG&A is mainly due to the higher sales in the current year periods versus the corresponding periods last year.

Total R&D expenses incurred for the second quarter and first six months of Fiscal 2011 were $4.0 million and $6.1 million, respectively, as compared to $(1.5) million and $5.6 million, respectively, during the corresponding periods of Fiscal 2010. The R&D expenses during the second quarter of Fiscal 2011 were higher due to expenses related to filing ANDA supplements for certain products, which will allow them to be manufactured at alternate sites. The R&D expenses during the second quarter of Fiscal 2010 were lower, as Caraco was reimbursed an amount relating to litigation costs as part of a settlement agreement, as previously disclosed. R&D expenses have decreased since the Company ceased manufacturing operations, due to the focus of the Company on FDA remediation.

Caraco filed two ANDAs relating to two products with the FDA during the first six months of Fiscal 2011. These products have been developed in partnership with other product development and manufacturing companies. The total number of ANDAs pending approval by the FDA as of September 30, 2010 was 33 (including four tentative approvals) relating to 29 products. Out of the 33 ANDAs pending approval, 31 (including four tentative approvals) are from Caraco’s Detroit, Michigan manufacturing facility and the remaining two are from the manufacturing sites of partner companies.

The Company has been actively working with cGMP consultants towards the resumption of manufacturing activities at its Michigan facilities. These consultants were appointed by the Company in accordance with the previously disclosed Consent Decree, which the Company entered into with the FDA on September 29, 2009. Under the terms of the Consent Decree, before resuming the manufacture of any product in the Company’s Michigan facilities, a number of significant steps and processes are required to be completed, and certifications and approvals from both outside experts and the FDA are to be obtained. The Company has made significant progress toward completion of this endeavor for its first set of two products, and currently believes, as previously disclosed, that it will commence manufacture of these first two products by the end of Fiscal 2011. However, there is no assurance that the steps taken will be successful or result in resolution of the FDA compliance issues. A second set of two or three products is planned for manufacture during the third quarter of Fiscal 2012.  Accordingly, by the end of Fiscal 2012, the Company expects to be manufacturing and distributing four or five products generating insignificant annualized sales volume. All of the Company’s prior approved products, together with the new products pending approval from the FDA, will be subject to these same processes, certification and approvals as set forth in the Consent Decree.  The Company believes that, even assuming a successful remediation process, it will take significant time before the Company reaches its previous levels of manufacturing in its Michigan facilities.

The Company intends to continue to augment this insignificant sales volume by the sale of Caraco owned products manufactured at third party sites and sales of distributed products, which are not impacted by the aforementioned actions of the FDA. However, any disruption in supplies of the products manufactured at these third party sites due to any cGMP or any other issues would significantly impact the revenues from such products. Further, a contract, representing a portion of distributed products manufactured by Caraco’s parent, Sun Pharma, is currently scheduled to expire in January, 2011. Negotiations with Sun Pharma are currently underway for renewal and/or extension of this contract, and based on negotiations conducted to date, management is highly confident that the contract will be extended in its present form for at least one year.

This press release should be read in conjunction with Caraco’s quarterly report on Form 10-Q which will provide more detailed information on the results for the second quarter and first six months of Fiscal 2011.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “believe” or “expect” and similar expressions are intended to identify forward-looking statements. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Part I, Item 1A of our most recent Form 10-K, and include but are not limited to: (i) that the information is of a preliminary nature and may be subject to further adjustment; (ii) not obtaining FDA approval for new products or delays in receiving FDA approvals; (iii) governmental restrictions on the sale of certain products; (iv) dependence on key personnel; (v) development by competitors of new or superior products or cheaper products or new technology for the production of products or the entry into the market of new competitors; (vi) market and customer acceptance and demand for new pharmaceutical products; (vii) availability of raw materials in a timely manner, at competitive prices, and in required quantities; (viii) timing and success of product development and launch; (ix) integrity and reliability of the Company’s data; (x) lack of success in attaining full compliance with regard to regulatory and cGMP compliance; (xi) dependence on limited customer base; (xii) occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf-stock; (xiii) possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income; (xiv) dependence on few products generating majority of sales; (xv) product liability claims for which the Company may be inadequately insured; (xvi) subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable allowances including chargebacks, rebates, income taxes, values of assets and inventories; (xvii) litigation involving claims of patent infringement; (xviii)  material litigation from product recalls; (xix) the purported class action lawsuits alleging federal securities laws violations; (xx) delays in returning the Company’s products to market, including loss of market share; (xxi) excessive dependency for revenues on the Marketing Agreement and Distribution and Sale Agreement, both signed with Sun Pharma; (xxii) excessive dependency on Sun Pharma and other third parties for manufacture of Caraco owned products; and (xxiii) other risks identified in this report and identified from time to time in our  periodic reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

CARACO PHARMACEUTICAL LABORATORIES, LTD.
(A subsidiary of Sun Pharmaceutical Industries Limited)
STATEMENTS OF OPERATIONS

	Six Months ended September 30,		Quarter ended September 30,
	2010	2009	2010	2009
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)

Net sales	$227,818,606	$126,445,911	$97,789,846	$78,375,895
Cost of goods sold	208,781,462	118,243,578	88,293,748	75,010,528
Reserve for inventory seized by FDA	-	15,950,188	-	7,503,654

Gross profit (loss)	19,037,144	(7,747,855)	9,496,098	(4,138,287)

Selling, general and administrative expenses	13,807,083	10,452,575	7,967,843	6,793,364
Research and development costs	6,097,882	5,592,951	3,978,783	(1,492,184)
Non-recurring (income)	-	(20,000,000)	-	(20,000,000)

Operating (loss) income	(867,821)	(3,793,381)	(2,450,528)	10,560,533

Other income (expense)
Interest expense	(378,624)	(258,085)	(180,360)	(127,135)
Interest income	833,033	264,660	334,426	160,204
Gain / (loss) on sale of equipment	2,500	(114,272)	2,500	-
Other income	-	46,309	-	11
Other income (expense) - net	456,909	(61,388)	156,566	33,080

(Loss) income before income taxes	(410,912)	(3,854,769)	(2,293,962)	10,593,613
Income tax (benefit) expense	(112,864)	(1,100,256)	(786,146)	3,925,076

Net (loss) income	$(298,048)	$(2,754,513)	$(1,507,816)	$6,668,537

Net (loss) income per common share
Basic	(0.01)	(0.07)	(0.04)	0.17
Diluted	(0.01)	(0.07)	(0.04)	0.16